Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

CIBER REPORTS SECOND QUARTER 2013 RESULTS

Income from continuing operations before restructuring charges grows to $0.04 per diluted share

GREENWOOD VILLAGE, Colo., July 30, 2013— Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the second quarter of 2013.

Highlights From Continuing Operations for the Second Quarter 2013 Include:

•                  Revenue of $220.4 million, a 2% increase, up 1% in constant currency

•                  Operating income of $5.6 million, before $0.6 million charge associated with previously announced restructuring program, representing an operating income margin of 2.6%

•                  Net income from continuing operations of $2.9 million, or $3.4 million before restructuring charges, or $0.04 per diluted share

President and Chief Executive Officer Dave Peterschmidt said, “In the second quarter Ciber demonstrated its disciplined approach to the business, with ongoing progress on many fronts, including encouraging signs of improvement in our International operations, and a steady North America business in a continuing uncertain macroeconomic environment.  Second-quarter consolidated revenue, operating income and EPS increased from year ago levels, demonstrating our steady progress, especially on the bottom line.  There is still work to be done, particularly in driving consistent growth and margin improvement, and we believe we have assembled the building blocks to move this company forward. We are focused on continuing margin improvement with growth and greater scale.”

Claude Pumilia, Chief Financial Officer, commented, “Because of the efficiencies we are realizing from our restructuring, including the program we announced today, and improvements we continue to make in our delivery capability, we are positioned for further margin improvement in 2013 and beyond.  We have significantly improved our conversion of operating income to earnings.  We have enhanced our financial flexibility, reducing our long-term debt and corresponding interest expense, which has benefited our cash flow.”

Market Highlights in the Second Quarter Include:

•                  Ciber in the U.K. secured a multi-million dollar agreement with a leading European supplier of recycled packaging, and Ciber will deliver a complex program to consolidate and rationalize the group’s SAP systems. The agreement also includes a five-year managed services contract.

•                  A Southern U.S. university system, with three institutions serving nearly 40,000 students, selected Ciber to manage an upgrade to Oracle’s latest Version 9.2 for human resources, payroll, and financial management. Ciber also will split the Human Capital Management and Campus Solutions database and implement Ciber’s new Admissions system, as well as Oracle’s Talent Acquisition Management, Candidate Gateway, ePerformance and eSettlements modules.

•                  A large, Japan-based retail chain with more than 3,000 stores in 24 countries chose Ciber to support their expansion into the Australian market. Ciber will be implementing SAP Retail for merchandising, financials, logistics and reporting to facilitate the client’s goal of building a larger store network across Australia over the next three years.

•                  A large developer of e-commerce and direct response businesses for sports organizations selected Ciber to provide significant enhancements to the IBM POWER server environment that supports its supply chain and fulfillment operations.

•                  A publisher of health-related magazines for some 38 million readers chose Ciber to implement a new SAP ERP solution and provide ongoing managed services. Ciber is sole supplier for this implementation.

•                  One of the world’s largest automobile manufacturers expanded Ciber’s presence in its IT shop from nine to 77 professionals. The increase in staffing levels and contract duration follows successful completion of a preliminary engagement.

Second-Quarter Financial Results from Continuing Operations

Revenue of $220.4 million increased 2%, or 1% in constant currency, compared with last year’s second quarter.  Sequentially from the first quarter of 2013, revenue was up slightly in U.S. dollars, and up 1% in constant currency, as growth in International revenues offset declines in North America.

Gross margin for the second quarter was 25.4%, compared with 26.6% in last year’s second quarter and 25.1% in the first quarter of 2013. The year-over-year gross margin decline is due to decreased delivery efficiency in our International business as well as pricing pressure in both North America and International.  The slight increase in sequential gross margin was driven by improved delivery efficiency in International.

Selling, general and administrative expenses (SG&A) in the second quarter were $50.4 million, a $2.3 million or 4% decrease from the second quarter of last year, but a slight increase sequentially. This sequential increase was driven by an increase in stock compensation expense and legal fees at Corporate.

Second quarter 2013 operating income from continuing operations of $5.6 million, before restructuring charges of $0.6 million, yielded an operating margin of 2.6%, compared to 2.2% in the prior-year second quarter, and 2.4% compared to the first quarter of 2013. Improved operating margins in both North America and International, as well as a decrease in SG&A costs in North America, drove the increase.

Net income from continuing operations, before restructuring charges, for the second quarter of 2013 was $3.4 million, or $0.04 per diluted share. Including restructuring, net income from continuing operations was $2.9 million in the quarter.  Last year’s second quarter net income from continuing operations was $422 thousand, or break-even on a per diluted share basis.  For the first quarter of 2013, net income from continuing operations, before restructuring charges, was $1.8 million, or $0.03 per diluted share.

Revenue in the International division was $113.9 million for the second quarter of 2013, which was up nearly 8% compared to the year-ago second quarter, and up 6% in constant currency. Compared to the first quarter of 2013, International revenue was up 1%, and nearly 3% in constant currency. In a continuing soft European economic environment, revenue performance year-over-year was led by Ciber’s businesses in Norway and the UK, partially offset by continued challenges in the Netherlands. Operating margin of 5.3% was flat compared to the second quarter of 2012, and up 90 basis points from the first quarter of 2013 due to improved gross margin.

The North American division posted revenue of $106.8 million, down 3% from the year-ago second quarter and down slightly compared to the first quarter of 2013, reflecting decreased demand and pricing pressure. Importantly, operating margin improved to 8%, up 110 basis points from the year-ago second quarter and 40 basis points from the first quarter of 2013.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the second quarter of 2013 was $33.6 million. The outstanding balance on the credit facility was $28.8 million.

Cash flow used in operating activities (continuing operations) year-to-date through June 30 was $17 million, an improvement of nearly $13 million versus the prior year, driven mostly by changes in receivables, accrued compensation and liabilities including the timing of our domestic payroll, payout of variable compensation and restructuring payments. Days Sales Outstanding (DSO) were 64 days. Capital expenditures totaled $1.3 million in the quarter.

Restructuring

On July 30, 2013, we approved a restructuring plan primarily focused on our International operations (“the 2013 Plan”).  The goal of the 2013 Plan is to improve utilization, strategically engage our lower-cost off-shore and near-shore resources, and centralize management of administrative functions in key markets to leverage shared services functions.  We expect the restructuring to impact approximately 190 employees.  The 2013 Plan will commence in the third quarter of 2013 and is expected to be completed in the first half of 2014.  We estimate the total amount of the restructuring charges for the 2013 Plan will be approximately $13 million, substantially all of which will be cash.  The charges associated with the 2013 Plan are substantially all related to personnel severance and related employee benefit costs. We expect the 2013 Plan will result in pre-tax net savings of approximately $12 million in 2014 and each year thereafter.

Continuing Operations and Segment Realignment

In Q2 2013, the operations of our Russian business met the criteria to be classified as a discontinued operation.  Quarterly results for 2012 and 2013 under the new reporting segments and with the Federal division, the Global ITO business and the Russia business as discontinued operations are provided in the tables of this earnings release and are available at www.ciber.com.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 5:00 p.m. Eastern Time to discuss the Company’s financial results.

The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 877-703-6110 (U.S.) or +1-857-244-7309 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 20106606.

A replay of the call and audiocast will be available one hour after the call ends through Aug. 30, 2013.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 91007370.  The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: second quarter 2013 revenue change year-over-year adjusted for currency; second quarter 2013 year-to-date revenue change year-over-year adjusted for currency; second quarter 2013 sequential revenue change adjusted for currency; international second quarter 2013 revenue change year-over-year adjusted for currency; International second quarter 2013 year-to-date revenue change year-over-year adjusted for currency; International second quarter 2013 sequential revenue change adjusted for currency; second quarter 2013 operating income and operating margin adjusted for restructuring charges; first quarter 2013 operating margin adjusted for restructuring charges;  second quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; second quarter 2013 year-to-date net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; and second quarter 2013 free cash flow from continuing operations. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; a data security or privacy breach could adversely affect our business; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our Credit Agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility in the price of our stock; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our international operations are susceptible to different financial and operational risks than our domestic operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our presence in India may expose us to operational risks due to regulatory, economic, political, and other uncertainties; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; possible future consideration on the sale of certain contracts and assets associated with our information technology outsourcing practice may not be realized; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2012, Form 10-Q for the quarter ended March 31, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with some 6,700 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:

Christian Mezger

Investor Relations

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-967-1304

bloeff@ciber.com

Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES
Consulting services	$208,782	$204,784	$417,826	$412,847
Other revenue	11,613	11,480	22,110	21,997
Total revenues	220,395	216,264	439,936	434,844

OPERATING EXPENSES
Cost of consulting services	158,440	151,666	316,014	308,312
Cost of other revenue	5,917	7,084	12,658	13,692
Selling, general and administrative	50,399	52,703	100,490	100,771
Amortization of intangible assets	—	161	—	325
Restructuring charges	604	—	953	—
Total operating expenses	215,360	211,614	430,115	423,100

OPERATING INCOME FROM CONTINUING OPERATIONS	5,035	4,650	9,821	11,744

Interest income	127	223	492	386
Interest expense	(463)	(2,238)	(1,520)	(4,067)
Other income, net	161	503	175	65

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,860	3,138	8,968	8,128
Income tax expense	1,925	2,716	4,584	6,420

NET INCOME FROM CONTINUING OPERATIONS	2,935	422	4,384	1,708
Loss from discontinued operations, net of income tax	(4,555)	(297)	(4,537)	(380)

CONSOLIDATED NET INCOME (LOSS)	(1,620)	125	(153)	1,328
Net income attributable to noncontrolling interests	146	206	—	266

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(1,766)	$(81)	$(153)	$1,062

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$0.04	$—	$0.06	$0.02
Discontinued operations	(0.06)	—	(0.06)	(0.01)
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:	$(0.02)	$—	$—	$0.01

Weighted average shares outstanding:
Basic	74,690	73,013	74,381	72,874
Diluted	75,412	73,504	75,011	73,423

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$33,621	$58,849
Accounts receivable, net of allowances of $1,743 and $1,752, respectively	208,883	200,257
Prepaid expenses and other current assets	20,997	24,054
Total current assets	263,501	283,160

Property and equipment, net of accumulated depreciation of $48,764 and $47,859, respectively	11,534	13,683
Goodwill	272,558	276,599
Other assets	7,283	7,029

TOTAL ASSETS	$554,876	$580,471

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$3,139	$6,337
Accounts payable	31,347	30,775
Accrued compensation and related liabilities	53,787	68,900
Deferred revenue	24,548	21,872
Income taxes payable	2,386	4,331
Other accrued expenses and liabilities	31,494	45,477
Total current liabilities	146,701	177,692

Long-term debt	25,703	19,790
Deferred income taxes	24,313	21,848
Other long-term liabilities	9,006	2,188
Total liabilities	205,723	221,518

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,902 and 74,487 shares issued, respectively	749	745
Treasury stock, at cost, 16 and 708 shares, respectively	(60)	(4,057)
Additional paid-in capital	334,586	337,639
Retained earnings	21,074	24,032
Accumulated other comprehensive income (loss)	(7,730)	208
Total Ciber, Inc. shareholders’ equity	348,619	358,567
Noncontrolling interests	534	386
Total equity	349,153	358,953

TOTAL LIABILITIES AND EQUITY	$554,876	$580,471

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(153)	$1,328
Adjustments to reconcile consolidated net income (loss) to net cash used in operating activities:
Loss from discontinued operations	4,537	380
Depreciation	3,080	4,287
Amortization of intangible assets	—	325
Deferred income tax expense	2,516	2,606
Provision for (recovery on) doubtful receivables	712	(282)
Share-based compensation expense	3,669	2,822
Amortization of debt costs	513	2,100
Other, net	208	529
Changes in operating assets and liabilities:
Accounts receivable	(16,157)	(27,485)
Other current and long-term assets	(470)	1,774
Accounts payable	793	(5,458)
Accrued compensation and related liabilities	(13,759)	(392)
Other current and long-term liabilities	(1,914)	(11,315)
Income taxes payable/refundable	(738)	(1,191)
Cash used in operating activities — continuing operations	(17,163)	(29,972)
Cash used in operating activities — discontinued operations	(3,367)	(1,777)
Cash used in operating activities	(20,530)	(31,749)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(1,286)	(2,661)
Cash used in investing activities — continuing operations	(1,286)	(2,661)
Cash provided by (used in) investing activities — discontinued operations	(313)	31,204
Cash provided by (used in) investing activities	(1,599)	28,543

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	146,987	194,402
Payments on long-term debt	(144,274)	(225,019)
Employee stock purchases and options exercised	1,625	869
Credit facility fees paid	—	(3,326)
Payment of initial fair value of acquisition-related contingent consideration	(3,428)	—
Other, net	(429)	—
Cash provided by (used in) financing activities — continuing operations	481	(33,074)
Effect of foreign exchange rate changes on cash and cash equivalents	(3,580)	(214)
Net decrease in cash and cash equivalents	(25,228)	(36,494)
Cash and cash equivalents, beginning of period	58,849	65,567
Cash and cash equivalents, end of period	$33,621	$29,073

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Revenues:
International	$113,935	$105,933	8%	$226,610	$219,513	3%
North America	106,759	110,514	(3)%	213,928	215,973	(1)%
Other	895	736	n/m	1,742	1,507	n/m
Total segment revenues	221,589	217,183	2%	442,280	436,993	1%
Inter-segment	(1,194)	(919)	n/m	(2,344)	(2,149)	n/m
Total revenues	$220,395	$216,264	2%	$439,936	$434,844	1%

Operating income from continuing operations:
International	$6,000	$5,623	7%	$10,951	$12,908	(15)%
North America	8,502	7,608	12%	16,598	14,618	14%
Other	82	80	n/m	118	130	n/m
Total segment operating income	14,584	13,311	10%	27,667	27,656	—%
Corporate expenses	(8,945)	(8,311)	(8)%	(16,893)	(14,965)	(13)%
Unallocated results of discontinued operations	—	(189)	n/m	—	(622)	n/m
Earnings before interest, taxes, amortization and restructuring charges	5,639	4,811	17%	10,774	12,069	(11)%
Amortization of intangible assets	—	(161)	100%	—	(325)	100%
Restructuring charges	(604)	—	n/m	(953)	—	n/m
Total operating income from continuing operations	$5,035	$4,650	8%	$9,821	$11,744	(16)%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
International	51%	49%	51%	50%
North America	48%	51%	49%	49%
Other	1%	—%	—%	1%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	41%	42%	40%	47%
North America	58%	57%	60%	53%
Other	1%	1%	—%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating margin:
International	5%	5%	5%	6%
North America	8%	7%	8%	7%
Other	9%	11%	7%	9%
Total segment operating margin	7%	6%	6%	6%

CIBER, Inc.

QUARTERLY RESULTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	June 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012
REVENUES
Consulting services	$208,782	$209,044	$206,790	$200,211	$204,784	$208,063
Other revenue	11,613	10,497	12,747	11,005	11,480	10,517
Total revenues	220,395	219,541	219,537	211,216	216,264	218,580

OPERATING EXPENSES
Cost of consulting services	158,440	157,574	155,511	151,671	151,666	156,646
Cost of other revenue	5,917	6,741	6,808	6,125	7,084	6,608
Selling, general and administrative	50,399	50,091	52,448	48,966	52,703	48,068
Amortization of intangible assets	—	—	162	157	161	164
Restructuring charges	604	349	7,981	—	—	—
Total operating expenses	215,360	214,755	222,910	206,919	211,614	211,486

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	5,035	4,786	(3,373)	4,297	4,650	7,094

Interest income	127	365	123	109	223	163
Interest expense	(463)	(1,057)	(813)	(1,096)	(2,238)	(1,829)
Other income (expense), net	161	14	190	(614)	503	(438)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,860	4,108	(3,873)	2,696	3,138	4,990
Income tax expense	1,925	2,659	2,103	2,501	2,716	3,704

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,935	1,449	(5,976)	195	422	1,286
Income (loss) from discontinued operations, net of income tax	(4,555)	18	(119)	(9,510)	(297)	(83)

CONSOLIDATED NET INCOME (LOSS)	(1,620)	1,467	(6,095)	(9,315)	125	1,203
Net income (loss) attributable to noncontrolling interests	146	(146)	145	134	206	60

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(1,766)	$1,613	$(6,240)	$(9,449)	$(81)	$1,143

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$0.04	$0.02	$(0.08)	$—	$—	$0.02
Discontinued operations	(0.06)	—	—	(0.13)	—	—
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.	$(0.02)	$0.02	$(0.08)	$(0.13)	$—	$0.02

Weighted average shares outstanding:
Basic	74,690	74,072	73,639	73,276	73,013	72,735
Diluted	75,412	74,609	73,639	73,647	73,504	73,342

CIBER, Inc.

HISTORICAL SEGMENT DATA, CONTINUING OPERATIONS PRESENTATION

(Dollars in thousands)

(Unaudited)

	Three months ended		Six Months Ended	Three months ended				Year ended
	June 30,	Mar 31,	June 30,	Dec. 31,	Sept. 30,	June 30,	Mar 31,	Dec. 31,
	2013	2013	2013	2012	2012	2012	2012	2012
Revenues:
International	$113,935	$112,675	$226,610	$112,453	$102,227	$105,933	$113,580	$434,193
North America	106,759	107,169	213,928	107,513	109,346	110,514	105,459	432,832
Other	895	847	1,742	800	802	736	771	3,109
Total segment revenues	221,589	220,691	442,280	220,766	212,375	217,183	219,810	870,134
Inter-segment	(1,194)	(1,150)	(2,344)	(1,229)	(1,159)	(919)	(1,230)	(4,537)
Total revenues	$220,395	$219,541	$439,936	$219,537	$211,216	$216,264	$218,580	$865,597

Operating income (loss) from continuing operations:
International	$6,000	$4,951	$10,951	$6,447	$3,890	$5,623	$7,285	$23,245
North America	8,502	8,096	16,598	7,726	7,825	7,608	7,010	30,169
Other	82	36	118	120	196	80	50	446
Total segment operating income	14,584	13,083	27,667	14,293	11,911	13,311	14,345	53,860
Corporate expenses	(8,945)	(7,948)	(16,893)	(9,523)	(7,517)	(8,311)	(6,654)	(32,005)
Unallocated expenses (benefits) of discontinued operations	—	—	—	—	60	(189)	(433)	(562)
Earnings before interest, taxes, amortization and restructuring	5,639	5,135	10,774	4,770	4,454	4,811	7,258	21,293
Amortization of intangible assets	—	—	—	(162)	(157)	(161)	(164)	(644)
Restructuring charges	(604)	(349)	(953)	(7,981)	—	—	—	(7,981)
Total operating income (loss) from continuing operations	$5,035	$4,786	$9,821	$(3,373)	$4,297	$4,650	$7,094	$12,668

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended June 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	1.3%	0.6%	1.9%

International	6.3%	1.3%	7.6%

	Sequential Three Months Ended June 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	1.2%	(0.8)%	0.4%

International	2.7%	(1.6)%	1.1%

	Six Months Ended June 30, 2013
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	0.7%	0.5%	1.2%

International	2.3%	0.9%	3.2%

Adjusted Second Quarter Results

	Consolidated
	Three Months Ended
	June 30, 2013		March 31, 2013
		Margin	Margin
GAAP reported Operating income	$5.0	2.3%	2.2%
Restructuring charges	0.6	0.3%	0.1%
Operating income before restructuring charges	$5.6	2.6%	2.3%

	Consolidated*
	Three Months Ended June 30, 2013		Three Months Ended March 31, 2013		Six Months Ended June 30, 2013
		Per Diluted Share		Per Diluted Share		Per Diluted Share
GAAP Net income from continuing operations	$2.9	$0.04	$1.4	$0.02	$4.4	$0.06
Restructuring charges	0.6	—	0.3	—	1.0	0.01
Tax impact of restructuring charges	(0.1)	—	—	—	(0.2)	—
Net income from continuing operations before restructuring charges	$3.4	$0.04	$1.8	$0.03	$5.2	$0.07

* May not foot due to rounding

Consolidated
Three Months Ended June 30, 2013

GAAP cash used in operating activities — continuing operations	$10.1
Purchases of property and equipment, net	(0.9)
Free cash flow from continuing operations	$9.2